UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2023

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of Principal Executive Offices, and Zip Code)

(281) 589-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in Current Reports on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 17, 2023, and July 3, 2023, Jeffrey S. Balmer ceased serving as Senior Vice President and Chief Operating Officer of Callon Petroleum Company (the “Company”) effective June 28, 2023 (the “Resignation Date”).
On July 5, 2023, in connection with Mr. Balmer’s resignation, the Company entered into a Separation Agreement with Mr. Balmer (the “Separation Agreement”), pursuant to which Mr. Balmer will receive the following additional payments and benefits, in each case, less all applicable taxes, withholdings and authorized or required deductions: (i) receipt of the amounts due on the occurrence of a Qualified Retirement pursuant to the terms and conditions of Mr. Balmer’s 2021 Cash Performance Unit Award Agreement, 2022 “Business Sustainability” Cash Performance Unit Award Agreement, and 2022 “Returns” Cash Performance Unit Award Agreement (collectively, the “CPU Agreements”), which will be paid no later than August 31, 2023, subject to Mr. Balmer’s continued compliance with the terms of the Separation Agreement, and (ii) COBRA continuation coverage for Mr. Balmer and his eligible dependents for a period of eighteen (18) months following the Resignation Date for medical, dental, and vision insurance coverage. The Company will also transfer to Mr. Balmer the title to the company vehicle currently being used by Mr. Balmer, which is valued at approximately $88,000.
The foregoing payments and benefits are subject to Mr. Balmer’s agreement to certain waivers and his execution and non-revocation of a release of claims in favor of the Company. In addition, Mr. Balmer agreed pursuant to the Separation Agreement that for a period of one (1) year following the Resignation Date, he will not, directly or indirectly, (i) compete or provide services to any oil and gas exploration and production company in the Permian Basin or (ii) hire, solicit, or influence any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries.
Additionally, effective as of July 1, 2023, the Company entered into a Consulting Agreement with Mr. Balmer (the “Consulting Agreement”), pursuant to which Mr. Balmer will receive a monthly consulting fee of $50,000 in exchange for assisting the Company in transitioning the duties of the Chief Operating Officer position to Mr. Balmer’s successor. The Consulting Agreement will terminate on the earlier of (i) December 31, 2023, (ii) the date on which Mr. Balmer obtains employment or commences a principal role with another company or joint venture, (iii) the date on which either the Company or Mr. Balmer terminates the Consulting Agreement with proper written notice or (iv) immediately upon Mr. Balmer’s breach of the Consulting Agreement.
The foregoing descriptions of the Separation Agreement and Consulting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Separation Agreement and Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2023.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

July 11, 2023	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer